BlackRock Series Fund, Inc.
Series Number: 1
File Number: 811-03091
CIK Number: 319108
BlackRock Money Market Portfolio
For the Period Ending: 12/31/2007

Pursuant to Exemptive Order Release No. IC-18748 dated June 2, 1992, the following schedule enumerates the transactions with Merrill Lynch, Pierce, Fenner & Smith Incorporated, for the year ended December 31, 2007.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

01/24/2007	$1,050	Beethoven Funding Corp.	5.250%	04/25/2007
02/05/2007	1,000	Unicredito Italiano Bank	5.230	07/09/2007
02/05/2007	400	Unicredito Italiano Bank	5.230	07/09/2007
02/05/2007	7,370	Sydney Capital Corp.	4.920	03/05/2007
02/07/2007	760	Macquarie Bank Limited	5.240	08/13/2007
02/08/2007	2,620	Macquarie Bank Limited	5.250	08/07/2007
03/20/2007	3,000	Macquarie Bank Limited	5.330	07/16/2007
06/08/2007	2,300	Ticonderoga Funding LLC	5.300	07/09/2007
12/06/2007	2,000	Beethoven Funding Corp.	5.230	12/20/2007
12/19/2007	4,000	Thames Asset Global Sec.	5.890	01/17/2008
12/26/2007	4,000	Falcon Asset Securitization	5.750	01/24/2008